Exhibit 10.1

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Amendment”) is made and entered into as of March 12, 2026 (the “Effective Date”), by and between GOOGLE LLC, a Delaware limited liability company(“Landlord”), and JFROG, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord (as successor-in-interest to 270 E. Caribbean LLC), and Tenant are parties to a lease dated as of July 25, 2016 (the “Original Lease” ), as amended by that certain First Amendment to Lease date as of October 7, 2020 (the “First Amendment” and collectively, the “Lease”), pursuant to which Landlord is currently leasing to Tenant, and Tenant is currently leasing from Landlord, certain space (the “Premises”) containing approximately 27,179 rentable square feet and comprising the entire building located at 270 E. Caribbean Drive, Sunnyvale, California (the “Building”), as more particularly described in the Lease. The Premises, the Building and the Land are hereby referred to collectively as the “Project”. All capitalized terms when used herein shall have the same meanings given such terms in the Lease unless expressly superseded by the terms of this Amendment.

B. The Lease will expire by its terms on July 31, 2026 (the “Existing Expiration Date”), and the parties wish to extend the term of the Lease and to make certain other modifications to the lease on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.
Extension. The Term of the Lease is hereby extended for a period of fifty-seven (57) months and will terminate on April 30, 2031, unless sooner terminated in accordance with the terms of the Lease, as amended hereby (the “Second Extended Expiration Date”). The portion of the Term of the Lease beginning on the date immediately following the Existing Expiration Date (the “Second Extension Date”) and ending on the Second Extended Expiration Date shall be referred to herein as the “Second Extended Term”.
2.
Monthly Base Rent. During the Second Extended Term, the schedule of Monthly Base Rent shall be as follows:

Period of Second Extended Term	Monthly Rate Per Square Foot	Monthly Base Rent
8/1/26 – 7/31/27	$3.35	$91,049.64
8/1/27 – 7/31/28	$3.45	$93,767.52
8/1/28 – 7/31/29	$3.55	$96,485.40
8/1/29 – 7/31/30	$3.66	$99,475.20
8/1/30 – 4/30/31	$3.77	$102,464.88

All such Monthly Base Rent shall be payable by Tenant in accordance with the terms of the Lease. Provided that Tenant is not in default under the Lease, as amended hereby, beyond any applicable notice and cure period, then during the first (1st) four (4) months of the Second Extended Term

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(the “Abatement Period”), Tenant shall not be obligated to pay any Monthly Base Rent otherwise attributable to the Premises only during such Abatement Period (the “Monthly Base Rent Abatement”). Landlord and Tenant acknowledge that the aggregate amount of the Monthly Base Rent Abatement shall not exceed $364,198.56. Tenant acknowledges and agrees that during such Abatement Period, such abatement of Monthly Base Rent for the Premises shall have no effect on the calculation of any future increases in Monthly Base Rent or Operating Expenses payable by Tenant pursuant to the terms of the Lease, as amended hereby, which increases shall be calculated without regard to such Monthly Base Rent Abatement. Additionally, Tenant shall be obligated to pay all additional Rent, including, without limitation, Operating Expenses during the Abatement Period. Tenant acknowledges and agrees that the foregoing Monthly Base Rent Abatement has been granted to Tenant as additional consideration for entering into this Amendment, and for agreeing to pay the Monthly Base Rent and perform the terms and conditions otherwise required under the Lease, as amended hereby. If Tenant shall be in default under the Lease, as amended hereby, and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to the Lease, or if the Lease is terminated for any reason prior to the Second Extended Expiration Date, then the dollar amount of the unapplied portion of the Monthly Base Rent Abatement as of the date of such default or termination, as the case may be, shall be converted to a credit to be applied to the Monthly Base Rent applicable at the end of the Second Extended Term and Tenant shall immediately be obligated to begin paying Monthly Base Rent for the Premises in full. The foregoing Monthly Base Rent Abatement right set forth in this Section 2 shall be personal to the original Tenant named hereunder and shall only apply to the extent that the original Tenant (and not any assignee, or any sublessee or other transferee of the original Tenant's interest in the Lease) is the Tenant under the Lease during such Abatement Period.

3.
Letter of Credit. Landlord is currently holding a letter of credit under the Lease (the “Letter of Credit”) in the amount of $1,000,000.00 as security for the faithful performance by Tenant of the terms, covenants and conditions of the Lease. Provided that Tenant is not in default under the Lease, as amended hereby, as of the Second Extension Date and has timely paid all rent during the twelve (12) month period preceding the Second Extension Date, then effective as of the Second Extension Date, the Letter of Credit amount required by the Lease shall reduce to $102,464.88. Landlord and Tenant hereby agree that (i) Landlord shall continue to hold the Letter of Credit, as reduced by this Section 3, as security for the faithful performance by Tenant of the terms, covenants and conditions of the Lease, as amended hereby, during the Term (as extended by the Second Extended Term). Any reduction in the Letter of Credit pursuant to this Section shall be accomplished by Tenant’s delivery to Landlord of a substitute letter of credit in the reduced amount or an amendment to the existing Letter of Credit reflecting the reduced amount, in a form that complies with the terms of the Lease, and is otherwise reasonably satisfactory to Landlord. Landlord shall cooperate in a commercially reasonable manner at no cost or liability to Landlord with Tenant to replace or amend the existing Letter of Credit to reflect the reduced amount of the Letter of Credit. In no event shall any such reduction of the Letter of Credit be construed as an admission by Landlord that Tenant has performed all of its covenants and obligations under the Lease, as amended hereby. Notwithstanding any contrary provision hereof, if a default beyond any notice and cure period occurs prior to the Second Extension Date, Tenant shall have no further right to reduce the Letter of Credit hereunder.
4.
Operating Expenses. During the Second Extended Term, Tenant shall pay all Operating Expenses in accordance with the terms of the Lease, as amended hereby, provided that notwithstanding anything to the contrary set forth in the Lease, during the Second Extended Term, Operating Expenses shall include a management fee equal to three percent (3%) of the Monthly Base Rent.
5.
Improvements to Premises.

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(a)
Configuration and Condition of Premises. Tenant acknowledges that it is in possession of the Premises and agrees to accept them “as is” without any representation by Landlord regarding their configuration or condition and without any obligation on the part of Landlord to perform or pay for any alteration or improvement, except as may be otherwise expressly provided in this Amendment.
(b)
Responsibility for Improvements to Premises. Tenant shall be entitled to perform improvements to the Premises, and to receive an allowance from Landlord for such improvements, in accordance with the terms of Exhibit A attached hereto.
6.
Insurance; Waivers; Indemnification.
(a)
Tenant’s Insurance. The insurance requirements set forth in Section 8(b) of the Original Lease are hereby deleted in its entirety. During the Term and any other period when Tenant or any party claiming through Tenant is entering upon the Premises or the Land Tenant shall maintain the insurance required in Exhibit B attached hereto. Tenant shall provide Landlord with a certificate of insurance evidencing Tenant’s insurance, including without limitation, the insurance set forth on Exhibit B, upon delivery of this Amendment, executed by Tenant, and thereafter as necessary to assure that Landlord always has current certificates evidencing Tenant’s insurance required hereunder.
(b)
Waiver of Subrogation. Section 8(c) of the Original Lease is hereby deleted in its entirety and replaced by the following: “Landlord and Tenant intend that their respective property loss risks shall be borne by reasonable insurance carriers to the extent above provided, and, except with respect to any applicable deductible amounts, Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder. The parties each hereby waive all rights and claims against each other for such losses (except with respect to any applicable deductible amounts), and waive all rights of subrogation of their respective insurers, provided such waiver of subrogation shall not affect the right to the insured to recover thereunder. The parties agree that their respective insurance policies are now, or shall be, endorsed such that the waiver of subrogation shall not affect the right of the insured to recover thereunder, so long as no material additional premium is charged therefor.”
(c)
Indemnity. Section 8(d) of the Original Lease is hereby deleted in its entirety and replaced by the following: “Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises and the Project from any cause whatsoever (including, but not limited to, any personal injuries resulting from a slip and fall in, upon or about the Premises or the Project) and agrees that Landlord, its members, partners, subpartners, Agents and their respective officers, agents, servants, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant; provided, however, subject to and without limiting the terms of Section 24(b) of the Original Lease and further subject to the waiver of subrogation set forth in Section 6(b) hereof, the foregoing waiver shall not apply to any property damages or injury caused solely by the gross negligence or willful misconduct of Landlord. Subject to Section 8(c), Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys' fees) (“Loss”) incurred in connection with or arising from (i) any cause in, on or about the Premises (including, but not limited to, a slip and fall), (ii) any activity, work, or thing done, or permitted or

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suffered by Tenant or any person claiming under Tenant, its Transferees, or the contractors, agents, employees, licensees, invitees, or visitors of Tenant or its Transferees or any such person, in, on or about the Project (collectively, “Tenant Parties”), (iii) any negligent act or omission or willful misconduct of Tenant or any Tenant Parties in, on or about the Project, (iv) any breach, violation, or non-performance by Tenant or any Tenant Parties of any term, covenant, or provision of this Lease or any Laws either prior to, during, or after the expiration of the Lease Term, or (v) the placement of any of Tenant’s furniture, fixtures, equipment and other personal property, provided that the terms of the foregoing indemnity shall not apply to any Loss arising solely from the gross negligence or willful misconduct of Landlord. Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant's occupancy of the Premises or use of the Project, Tenant shall pay to Landlord its reasonable out-of-pocket costs and expenses incurred in such suit, including without limitation, its actual professional fees such as reasonable appraisers', accountants' and attorneys' fees. The provisions of this Section 8(d) shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.”
7.
Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:
(a)
Deletions. Sections 4(b), 22(e) and 22(f) and Exhibit G of the Original Lease are hereby deleted in their entireties and of no further force and effect.
(b)
Entry. Section 14 of the Original Lease is hereby deleted in its entirety and replaced by the following: “Landlord reserves the right at all reasonable times and upon not less than 24 hours’ prior notice (oral or written) to Tenant (or at any time and without notice in the case of an emergency) to enter the Premises to (a) inspect them; (b) show the Premises to prospective purchasers, or to current or prospective mortgagees, ground or underlying lessors or insurers or to prospective tenants (provided that Landlord agrees that except in the event (1) Tenant is in default under this Lease, (2) Landlord and Tenant are negotiating for or have agreed to an early termination of this Lease, or (3) Landlord and Tenant otherwise mutually agree to the contrary, Landlord shall not show the Premises to prospective tenants except during the last twelve (12) months of the then current Term); (c) post notices of non-responsibility; or (d) alter, improve or repair the Premises or the Building, or for structural alterations, repairs or improvements to the Building or the Building's systems and equipment. Notwithstanding anything to the contrary contained in this Section 14, Landlord may enter the Premises at any time to (i) perform services required of Landlord; (ii) take possession due to any breach of this Lease in the manner provided herein; and (iii) perform any covenants of Tenant which Tenant fails to perform. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant's business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. In the exercise of the foregoing rights by Landlord, except in the case of an emergency, Landlord shall use commercially reasonable efforts to minimize any unreasonable interference with the operation of Tenant’s permitted use of and reasonable access to the Premises during normal business hours and except in the case of an emergency or any access by Landlord pursuant to clause (ii) or (iii) above, shall comply with Tenant’s reasonable security requirements (such as sign-in procedures) provided in writing in advance to Landlord while accessing the Premises and shall permit an escort provided by Tenant at its option, to accompany any such access, provided that such escort is available at the time Landlord requires such

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access. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant's vaults and safes. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord pursuant to this Section shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises.”
(c)
Permitted Transfers. Section 18(d) of the Original Lease is hereby deleted in its entirety and replaced by the following: “Notwithstanding anything to the contrary contained in this Lease, Landlord’s consent shall not be required in the event of: (i) an assignment or subletting of all or a portion of the Premises to any corporation, limited liability company or other entity which controls, is controlled by, or is under common control with the originally named Tenant under this Lease (“Original Tenant”); (ii) an assignment of this Lease to an entity which acquires all or substantially all of the stock or assets of Tenant, or (iii) an assignment of the Lease to an entity which is the resulting entity of a merger or consolidation of Tenant during the Term (any such assignee or sublessee described in items (i) through (iv) of this Section 18(d) hereinafter referred to as a “Permitted Transferee”, and any such assignment or sublease, a “Permitted Transfer”), provided that (A) Tenant notifies Landlord at least thirty (30) days prior to the effective date of any contemplated Permitted Transfer (and for purposes of clauses (ii) and (iii) of this Section, the “effective date” of the Permitted Transfer shall mean the final closing date of the acquisition, consolidation or merger of Tenant) and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such Permitted Transfer or Permitted Transferee, (B) Tenant is not in default under this Lease beyond any applicable notice and cure period and such Transfer is not a subterfuge by Tenant to avoid its obligations under this Lease, (C) neither such Permitted Transferee nor any parent, subsidiary or affiliate thereof (1) is a competitor of Landlord or any affiliate, subsidiary or parent company of Landlord, nor (2) has been engaged in a dispute or litigation with Landlord or any affiliate, subsidiary or parent company of Landlord, (D) such Permitted Transferee shall have a tangible net worth (not including goodwill as an asset) computed in accordance with generally accepted accounting principles (“Net Worth”) at least equal to the greater of (1) the Net Worth of Original Tenant on the Effective Date, and (2) the Net Worth of Tenant on the day immediately preceding the effective date of such assignment or sublease, (E) Tenant shall not be relieved from any liability under this Lease, (F) the liability of such Permitted Transferee under an assignment shall be joint and several with Tenant, (G) Tenant and the Permitted Transferee shall execute and deliver to Landlord, prior to the effective date of the Permitted Transfer (and as a condition to the effectiveness of the Permitted Transfer), Landlord's then-standard form of acknowledgment representing that the conditions of this Section 18(d) are true and accurate with respect to such Permitted Transfer. The term “control” and any derivative thereof, as used in this Section 18(d), shall mean the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of more than fifty percent (50%) of the voting interest in, any person or entity.”
(d)
Liability of Landlord. The reference in clause (ii) of Section 9 of the First Amendment to “Section 24” is hereby deleted in its entirety and replaced with “Section 24(a)” and accordingly, Section 24(b) of the Original Lease is hereby reinstated in its entirety, effective retroactively as of the date of the First Amendment.

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(e)
Confidentiality. Section 25(g) of the Original Lease is hereby amended to add the following to the end of such Section: “In addition, nothing set forth herein shall prohibit either Landlord or Tenant from making any disclosures (i) required in order to comply with any law, ordinance, governmental decree or any rule, regulation or decree of any interested governmental body or legally compelled by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process; (ii) to relevant third parties, including agents or employees of Landlord or Tenant, as applicable, brokers, accountants, attorneys, insurers, current or prospective mortgagees or prospective purchasers (in the case of Landlord) or assignees; (iii) in any suit, action or other proceeding between the parties or arising out of or related to this Lease or the Building; (iv) of any information that is a matter of public record or is provided in other sources readily available to the industry other than as a result of a breach of this provision by Landlord or Tenant, as applicable; or (v) to shareholders and other parties to the extent that such disclosure is required by financial accounting standards.”
8.
Anti-Bribery Laws; Anti-Modern Slavery Laws.
(a)
In performing its obligations under the Lease, as amended hereby, Tenant will comply with all applicable commercial and public anti-bribery laws (“Anti-Bribery Laws”), including the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act of 2010, which prohibit corrupt offers of anything of value, either directly or indirectly to anyone, including government officials, to obtain or keep business or to secure any other improper commercial advantage. Furthermore, Tenant will not make any facilitation payments, which are payments to induce officials to perform routine functions they are not otherwise obligated to perform. “Government Officials” include, without limitation, any government employee; candidate for public office; and employee of government-owned or government-controlled companies, public international organizations, and political parties.
(b)
In performing its obligations under the Lease, as amended hereby, Tenant will (and ensure that its suppliers, subcontractors and other participants in its supply chains will) conduct its business and perform its obligations under the Lease to ensure compliance with all applicable anti-human trafficking, forced labor, and modern slavery laws and rules including the UK Modern Slavery Act 2015 (“Anti-Modern Slavery Laws”). “Modern Slavery” includes, without limitation, slavery, servitude and forced or compulsory labor, and human trafficking. Tenant will not engage in any acts which would be considered to constitute Modern Slavery and will take reasonable steps to ensure that there is no Modern Slavery in its supply chain.
(c)
Tenant will make commercially reasonable and good faith efforts to comply with Landlord's anti-bribery due diligence process and Landlord's anti-modern slavery due diligence process, including, without limitation, providing information requested by Landlord. Tenant will implement due diligence procedures for its own suppliers, subcontractors and other participants in its supply chains to ensure that there is neither violations of Anti-Modern Slavery Laws nor Anti-Bribery Laws in its supply chains.
(d)
Tenant may not delegate its duties or subcontract any work performed under the Lease, as amended hereby, without Landlord's prior written consent (which can be revoked at any time). If Landlord does provide such prior written consent, Tenant must enter into a written agreement with such delegees or subcontractors that contains terms that are at least as protective of Landlord as the terms of the Lease,, as amended hereby, including compliance with Anti-Bribery Laws and Anti-Modern Slavery Laws. Tenant remains responsible for compliance of such delegees or subcontractors and its personnel in all respects with the Lease, as amended hereby.

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(e)
Tenant will keep complete and accurate records relating to the Lease, as amended hereby, during the Term (as the same may be extended) and for a period of one year afterwards, Landlord may audit Tenant's relevant records to confirm Tenant's compliance with the Lease, as amended hereby. The auditor will only have access to those books and records of Tenant which are reasonably necessary to confirm such compliance.
(f)
Landlord may terminate the Lease immediately upon written notice to Tenant if Landlord believes, in good faith, that Tenant has violated or caused Landlord to violate any Anti-Bribery Laws and/or Anti-Modern Slavery Laws, or that such a violation is reasonably likely to occur.
9.
California Public Resources Code § 25402.10. If Tenant (or any party claiming by, through or under Tenant) pays directly to the provider for any energy consumed at the Building, Tenant, promptly upon request, shall deliver to Landlord (or, at Landlord’s option, execute and deliver to Landlord an instrument enabling Landlord to obtain from such provider) any data about such consumption that Landlord, in its reasonable judgment, is required to disclose to a prospective buyer, tenant or mortgage lender under California Public Resources Code § 25402.10 or any similar law.
10.
California Civil Code Section 1938. Pursuant to California Civil Code § 1938(a), Landlord hereby states that to Landlord’s actual knowledge, the Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52). Accordingly, pursuant to California Civil Code § 1938(e), Landlord hereby further states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of and in connection with such notice: (i) Tenant, having read such notice and understanding Tenant's right to request and obtain a CASp inspection and with advice of counsel, hereby elects not to obtain such CASp inspection and forever waives its rights to obtain a CASp inspection with respect to the Premises, the Building, and/or the Project extent permitted by applicable laws now or hereafter in effect; and (ii) if the waiver set forth in clause (i) hereinabove is not enforceable pursuant to applicable laws now or hereafter in effect, then Landlord and Tenant hereby agree as follows (which constitute the mutual agreement of the parties as to the matters described in the last sentence of the foregoing notice): (A) Tenant shall have the one-time right to request for and obtain a CASp inspection, which request must be made, if at all, in a written notice delivered by Tenant to Landlord on or before the Second Extension Date; and (B) any CASp inspection timely requested by Tenant shall be conducted in accordance with Section 6 of the First Amendment.
11.
Sustainability. Tenant hereby covenants that it shall comply at all times with the sustainability requirements appended as Exhibit C hereto and Tenant may, at its election, adhere to additional sustainability requirements proposed to Tenant by Landlord in writing from time to time (the collectively, the “Sustainability Requirements”). Tenant shall provide all such information as may be required from time to time by the Landlord in order to comply with the Sustainability Requirements for the Premises and also insofar as such Sustainability Requirements for the Premises may refer to both the Premises and the Building.
12.
Miscellaneous.

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(a)
This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Tenant shall not be entitled, in connection with entering into this Amendment, to any free rent, allowance, alteration, improvement or similar economic incentive to which Tenant may have been entitled in connection with entering into the Lease.
(b)
Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.
(c)
In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.
(d)
Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord and Tenant shall not be bound by this Amendment until both parties have executed and delivered this Amendment to the other party.
(e)
This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and same agreement. Landlord and Tenant hereby acknowledge and agree that electronic records and electronic signatures may be used in connection with the execution of this Amendment and electronic signatures or signatures transmitted by electronic mail in so-called pdf format shall be legal and binding and shall have the same full force and effect as if a paper original of this Amendment had been delivered had been signed using a handwritten signature.
(f)
Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment other than Cushman & Wakefield U.S., Inc. (“Tenant’s Broker”). Tenant shall indemnify and hold Landlord and the Landlord Parties harmless from all claims of any brokers other than Tenant’s Broker claiming to have represented Tenant in connection with this Amendment. Landlord shall indemnify and hold Tenant harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.
(g)
At Landlord’s option, this Amendment shall be of no force and effect unless and until accepted by JFrog, Ltd., an Israeli corporation (“Guarantor”), the guarantor of the Lease, who by signing below hereby agrees that (i) Guarantor’s guaranty of the Lease (“Guaranty”) shall apply to the Lease as amended herein, (ii) any legal action or proceeding with respect to the Guaranty and any action for enforcement of any judgment in respect thereof may be brought in the courts of Santa Clara, California or the United States of America for the Northern District of California, (iii) Guarantor hereby accepts unconditionally the non-exclusive jurisdiction of the aforementioned courts and their respective appellate courts, and (iv) Guarantor irrevocably waives any objection which it may now or hereafter have to the laying of venue in any of the courts referred to above arising out of or in connection any action or proceeding on the Guaranty brought in any of the courts referred to above and further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding has been brought in an inconvenient forum.
(h)
Landlord and Tenant (each, a “representing party”) each represents and warrants to the other party that this Amendment was negotiated in the English language and that, in connection with its trade or business, the representing party negotiates and deals with third parties primarily in the English language and that no translation is required. Tenant

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represents and warrants to Landlord that Tenant (a) is not a microenterprise (as that term is defined in subdivision (a) of Section 18000 of the California Business and Professions Code), (b) does not do business as a restaurant with fewer than ten (10) employees, (c) is not a nonprofit organization with fewer than twenty (20) employees, (c) is not a sole proprietorship or business entity with five (5) or fewer employees (including the owner, whether part-time or full-time), and (d) generally has sufficient access to loans, equity, or other financial capital to enter into this Amendment and to conduct its business. Tenant shall provide Landlord with written notice if at any time during the Term, Tenant is deemed a “qualified commercial tenant” as defined in California Civil Code §827.
(i)
Tenant represents to Landlord that: (a) the Lease is in full force and effect and has not been modified except as provided by this Amendment; (b) as of the Effective Date, there are no uncured defaults or unfulfilled obligations on the part of Landlord or Tenant; and (c)Tenant is currently in possession of the entire Premises as of the Effective Date, and neither the Premises, nor any part thereof, is occupied by any subtenant or other party other than Tenant.

[SIGNATURES ARE ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

GOOGLE LLC, a Delaware limited liability company By: _____________________________ Name: _____________________________ Title: _____________________________

TENANT:
JFROG, INC., a Delaware corporation By: _____________________________ Name: _____________________________ Title: _____________________________

GUARANTOR:
JFROG, LTD., an Israeli corporation By: _____________________________ Name: _____________________________ Title: _____________________________

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EXHIBIT A

WORK LETTER

This Exhibit A (this “Work Letter”) shall set forth the terms and conditions relating to the construction of Tenant Improvement Work (as defined below) in the Premises. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Lease.

SECTION 1

[INTENTIONALLY OMITTED]

SECTION 2

TENANT IMPROVEMENT WORK

2.1 Description of Tenant Improvement Work. Subject to the terms and conditions of this Work Letter (including, but not limited to, Landlord’s approval rights set forth herein), Tenant have the right to perform Alterations in the Premises (the “Tenant Improvement Work”), at its sole cost and expense, subject to Section 3.2 below. Restoration and removal requirements with respect to the Tenant Improvement Work shall be governed by Section 12 of the Original Lease. Notwithstanding the foregoing, Tenant and its contractors shall not have the right to perform the Tenant Improvement Work in the Premises unless and until Tenant has complied with all of the terms and conditions of Section 12 of the Original Lease and the terms of this Work Letter and Landlord has approved the Tenant’s Plans (as defined below) for the Tenant Improvement Work and the architect, engineer(s), consultant(s) and contractors to be retained by Tenant to design and perform such Tenant Improvement Work. Landlord’s approval of the contractors to perform the Tenant Improvement Work shall not be unreasonably withheld. The parties agree that Landlord’s approval of the general contractor to perform the Tenant Improvement Work shall not be considered to be unreasonably withheld if any such general contractor (i) does not have trade references reasonably acceptable to Landlord, (ii) does not maintain insurance as required pursuant to the terms of the Lease, as amended, (iii) cannot be bonded for work in an amount equal to 150% of the total estimated cost of the Tenant Improvement Work, (iv) does not provide current financial statements reasonably acceptable to Landlord, or (v) is not licensed as a contractor in the state/municipality in which the Premises is located. Landlord herby approves South Bay Construction as a general contractor that Tenant may retain for the Tenant Improvement Work. Tenant acknowledges the foregoing is not an exclusive list of the reasons why Landlord may reasonably disapprove a proposed general contractor. Tenant acknowledges that Landlord may require Tenant to retain certain subcontractors designated by Landlord.

2.2 Tenant’s Plans. The plans and drawings for the Tenant Improvement Work are collectively referred to herein as the “Tenant’s Plans.” Tenant shall be responsible for all elements of the design of Tenant’s Plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the Premises, the placement of Tenant’s furniture, appliances and equipment, the suitability for Tenant’s use and that the Tenant Improvement Work will not impair any system or structural component of the Building), and Landlord’s approval of Tenant’s Plans shall in no event relieve Tenant of the responsibility for such design. All plans shall (a) be submitted to Landlord in accordance with the terms of this Section, (b) be consistent with Landlord’s requirements for avoiding aesthetic, engineering or adverse impacts on the Building’s structural components and/or

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functionality, and (c) otherwise be subject to Landlord’s reasonable approval. At the time Tenant delivers Tenant’s Plans for Landlord’s review and approval, Tenant shall also provide a certificate from Tenant’s architect that such Tenant’s Plans comply in all material respects with all laws. All Tenant’s Plans shall comply with the drawing format and specifications determined by Landlord, and be subject to Landlord’s approval, such approval not to be unreasonably withheld except in the case where the Tenant’s Plans are incomplete in any material respect. Landlord shall approve or disapprove of Tenant’s Plans within twenty (20) business days of receipt of Tenant’s Plans. If Tenant’s Plans are disapproved, Tenant shall revise and resubmit Tenant’s Plans. The foregoing process shall be repeated until the Tenant’s Plans have been reasonably approved by Landlord. Notwithstanding that any Tenant’s Plans are reviewed or approved by Landlord or its space planner, architect, engineers or consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, or consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Tenant’s Plans. Tenant acknowledges and agrees that any Tenant’s Plans submitted by Tenant or its agents to Landlord for approval pursuant to the terms of this Work Letter shall constitute Tenant’s approval thereof.

2.3 Permits. Tenant shall submit the approved Tenant’s Plans to the appropriate municipal authorities and otherwise apply for and obtain from such authorities all applicable building permits necessary to allow the Tenant’s contractor to commence and complete the performance of the Tenant Improvement Work (the “Permits”). Tenant shall coordinate with Landlord in order to allow Landlord, at its option, to take part in all phases of the permitting process and shall supply Landlord, as soon as possible, with all plan check numbers and dates of submittal. Notwithstanding any contrary provision of this Section 2.3, Tenant, and not Landlord or its consultants, shall be responsible for obtaining any Permit or certificate of occupancy; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any Permit or certificate of occupancy at no cost or liability to Landlord. Tenant shall not commence construction until all Permits are obtained and provided to Landlord.

2.4 Work Changes. No changes, modifications or alterations (other than de minimus changes) in the Tenant’s Plans (“Work Changes”) may be made without the reasonable prior written consent of Landlord. In the event Tenant desires to implement a Work Change, Tenant shall deliver notice (the “Change Notice”) of the same to Landlord, setting forth in detail the Work Change that Tenant desires to make to the Tenant’s Plans. Landlord shall approve or disapprove the Work Change in accordance with Landlord’s Consent Standard within twenty (20) business days of receipt of a Change Notice (unless additional time is reasonably required due to the nature of the Work Change, in which event Landlord shall inform Tenant, within such twenty (20) business day period, of the need for additional time (“Landlord’s Preliminary Response Notice”), and Landlord shall thereafter advise Tenant within ten (10) business days after Landlord’s delivery of Landlord’s Preliminary Response Notice if the Work Change is approved or disapproved). If the Work Change is disapproved, Tenant shall revise and resubmit the Change Notice to Landlord. The foregoing process shall be repeated until the Work Change request has been approved by Landlord or withdrawn by Tenant. Except as expressly set forth herein, any Work Changes approved by Landlord pursuant to the terms hereof shall otherwise be treated as Tenant Improvement Work for purposes of the Lease and this Work Letter. No approval by Landlord of any Work Changes constitutes an acknowledgment by Landlord that such Work Changes are in conformance with applicable codes, ordinances and other Laws.

2.5 Tenant’s Agents. Tenant’s general contractor (“Contractor”) and all subcontractors, laborers, materialmen, and suppliers used by Tenant are referred to herein as “Tenant’s Agents”. All of

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Tenant’s Agents must be approved in advance in writing by Landlord, which approval shall not be unreasonably withheld or delayed. Tenant shall not use (and upon notice from Landlord shall cease using) contractors, that, in Landlord's reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services at the Project or any other property owned by Landlord in the vicinity of the Project.

SECTION 3

COSTS OF TENANT IMPROVEMENT WORK; IMPROVEMENT ALLOWANCE

3.1 Construction Contract; Final Costs. Unless otherwise agreed in writing by Landlord, Tenant’s contract for the Tenant Improvement Work (“Contract”) shall: (a) provide a schedule for the performance of the Tenant Improvement Work; (b) require Tenant’s Contractor and each subcontractor to be contractually obligated to procure and maintain insurance coverage naming Landlord, its property manager and such other parties as designated by Landlord as additional insureds against such risks, in such amounts, and with such companies as Landlord may reasonably require; (c) be assignable following any default by Tenant under the Lease to Landlord; and (d) contain at least a one-year warranty for all workmanship and materials. Prior to the commencement of the Tenant Improvement Work, Tenant shall provide Landlord with (i) a copy of the fully executed Contract, (ii) a detailed construction schedule for the Tenant Improvement Work; and (iii) a detailed schedule of values which includes a breakdown, by trade, of the final costs to be incurred or which have been incurred in connection with the Tenant Improvement Work, which costs form a basis for the amount of the Contract.

3.2 Improvement Allowance. In connection with the Tenant Improvement Work, Tenant shall be entitled to a one-time improvement allowance in the amount not to exceed One Million Eighty-Seven Thousand One Hundred Sixty and 00/100 Dollars ($1,087,160.00) (i.e., $40.00 per rentable square foot of the Premises) for the cost of the Improvement Allowance Items (defined below) (the “Improvement Allowance”), subject to the limitations set forth herein. In no event shall Landlord be obligated to pay a total amount which exceeds the Improvement Allowance in connection with the Tenant Improvement Work. Notwithstanding anything to the contrary contained in this Work Letter, Tenant shall not be entitled to any portion of the Improvement Allowance for which Tenant has not submitted a request for disbursement to Landlord in compliance with the requirements of Section 3.3 below on or before the date that is twenty-four (24) months following the Effective Date (the “Allowance Deadline”), and any such remaining portion of the Improvement Allowance as of the Allowance Deadline shall remain with Landlord as its sole property. Tenant shall be solely responsible for timely payment of all additional costs and expenses relating to the Tenant Improvement Work.

3.3 Disbursement of Improvement Allowance.

3.3.1 Improvement Allowance Items. The Improvement Allowance shall be disbursed by Landlord only for the following items and costs with respect to the Tenant Improvement Work (collectively the “Improvement Allowance Items”): (a) the fees of Tenant’s architect and engineers, if any, and any Review Fees (defined below); (b) plan-check, permit, license and other fees relating to performance of the Tenant Improvement Work; (c) the cost of performing the Tenant Improvement Work, including contractors’ fees and general conditions, after-hours charges, testing and inspection costs, freight elevator usage, hoisting and trash removal costs, and all other costs reasonably expended by Landlord in connection with the performance of the Tenant Improvement Work; \(d) the cost of any change to the base, shell or core of the Premises or Building required by Tenant’s Plans; (e) the cost of any change to the Plans

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or Tenant Improvement Work required by law; (f) the Coordination Fee (defined below); and (g) sales and use taxes.

3.3.2 Application of the Improvement Allowance. Notwithstanding anything to the contrary set forth herein, in no event shall the Improvement Allowance be disbursed for any Alterations or improvements other than the Improvement Allowance Items.

3.3.3 Disbursement Procedure. Subject to the terms hereof, Landlord shall disburse the Improvement Allowance for the Improvement Allowance Items to Tenant, or at Landlord’s option, to the order of the contractor that performed the applicable work, within sixty (60) days after the latest of (a) the completion of the Tenant Improvement Work in accordance with the approved Tenant’s Plans; (b) Landlord’s receipt of (i) copies of all third-party contracts (including change orders) pursuant to which the Tenant Improvement Work has been performed; (ii) paid invoices from all parties providing labor or materials to the Premises, together with executed unconditional mechanic’s lien releases satisfying California Civil Code Sections 8132, 8134, 8136 and 8138 and any other applicable requirements of law, as reasonably determined by Landlord; (iii) if applicable, a certificate from Tenant’s architect, in a form reasonably acceptable to Landlord, certifying that the Tenant Improvement Work has been substantially completed and has been installed in good and workmanlike manner in accordance with the approved Tenant’s Plans and applicable laws; (iv) evidence that all governmental approvals required for Tenant to legally occupy the Premises have been obtained; (v) Landlord’s receipt of all of the Tenant Deliverables set forth in Schedule 1 attached to this Work Letter; and (vi) any other information reasonably requested by Landlord; (c) Tenant’s delivery to Landlord of “as built” drawings (in CAD format, if requested by Landlord); or (d) Tenant’s compliance with Landlord’s standard “close out” requirements regarding city approvals, closeout tasks, Tenant’s contractor, financial close-out matters, and Tenant’s vendors (collectively, the “Required Deliverables”). Landlord’s disbursement shall not be deemed Landlord’s approval or acceptance of the Tenant Improvement Work. Within sixty (60) days following Landlord’s receipt of all of the Required Deliverables, and provided Landlord has determined that the Tenant Improvement Work is consistent with the Tenant’s Plans (as may be modified by approved Work Changes), Landlord shall deliver a check or ACH or wire payment to Tenant in payment of the amount so requested by Tenant applicable to the Improvement Allowance Items for which the Required Deliverables have been provided as long as Landlord does not dispute Tenant’s request for payment based on material non-compliance of any work with the Tenant’s Plans or due to any substandard work. Landlord’s payment of such amount shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request. Notwithstanding anything to the contrary contained in this Work Letter, Landlord shall not be obligated to make any disbursement of the Improvement Allowance during the pendency of any of the following: (i) Landlord has received written notice of any unpaid claims relating to any portion of the Tenant Improvement Work or materials in connection therewith, other than claims which will be paid in full from such disbursement, (ii) there is an unbonded lien outstanding against the Project or the Premises or Tenant’s interest therein by reason of work done, or claimed to have been done, or materials supplied or specifically fabricated, claimed to have been supplied or specifically fabricated, to or for Tenant or the Premises, (iii) the conditions to the advance of the Improvement Allowance are not satisfied, or (iv) a default by Tenant exists under the Lease, as amended, or this Work Letter.

3.4 Review Fees; Coordination Fee. Tenant shall reimburse Landlord, upon demand, for any fees reasonably incurred by Landlord for review of the Plans by Landlord’s third-party consultants (“Review Fees”). In consideration of Landlord’s coordination of the Tenant Improvement Work, Tenant

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shall pay Landlord a fee (the “Coordination Fee”) in an amount equal to three percent (3%) of the cost of the Tenant Improvement Work, which may be paid out of the Improvement Allowance funds.

SECTION 4

CONSTRUCTION OF TENANT IMPROVEMENT WORK

4.1 Requirements of Tenant’s Agents.

4.1.1 Compliance with Tenant’s Plans and Rules and Regulations. The Tenant Improvement Work shall be performed diligently and in a good and workmanlike matter, in compliance with all Laws, in strict accordance with Tenant’s Plans, subject to approved Work Changes and in accordance with the construction schedule provided to Landlord hereunder. Tenant shall abide, and shall cause Tenant’s Agents to abide, by the approved all construction rules and regulations promulgated by Landlord or Landlord’s property manager with respect to storage of materials and any other matter in connection with this Work Letter, including, without limitation, the construction of the Tenant Improvement Work.

4.1.2 Indemnity. Tenant’s indemnity of Landlord as set forth in the Lease, as amended, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to the Tenant Improvement Work, including without limitation, any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvement Work and/or Tenant’s disapproval of all or any portion of any request for payment or any defects in the Tenant Improvement Work or damage to the Building or Project caused by the Tenant Improvement Work.

4.1.3 Warranties and Guaranties. Each of Tenant’s Agents shall warrant and guarantee that the portion of the Tenant Improvement Work for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof (the “Warranty Period”). Each of Tenant’s Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within such Warranty Period. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvement Work, and/or the Project and/or Common Areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvement Work shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to affect such right of direct enforcement.

4.1.4 Insurance Requirements.

4.1.4.1 General Coverages. All of Tenant’s Agents shall be required to procure and maintain insurance against such risks, in such amounts, and with such companies as Landlord may reasonably require, including without limitation, worker’s compensation insurance covering all of their

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respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in the Lease.

4.1.4.2 Special Coverages. Tenant’s Contractor shall carry “Builder’s All Risk” insurance in an amount approved by Landlord and suitable to the nature and scope of the works covering the construction of the Tenant Improvement Work, and such other insurance as Landlord may reasonably require, it being understood and agreed that the Tenant Improvement Work shall be insured by Tenant pursuant to the Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord.

4.1.4.3 General Terms. Certificates for all insurance carried pursuant to this Section 4.1.4 shall be delivered to Landlord before the commencement of construction of the Tenant Improvement Work and before the Contractor’s equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. Tenant’s Agents shall maintain all of the foregoing insurance coverage in force until the Tenant Improvement Work are fully completed and accepted by Landlord, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for five (5) years following completion of the work and acceptance by Landlord and Tenant. All policies carried under this Section 4.1.4 shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant’s Agents. All insurance, except Workers’ Compensation, maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects Landlord and that any other insurance maintained by Landlord is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.1.2 of this Work Letter.

4.2 Governmental Compliance. The Tenant Improvement Work shall comply in all respects with the following: (a) applicable Laws, as each may apply according to the rulings of the controlling public official, agent or other person; (b) Tenant’s Permits; (c) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (d) building material manufacturer’s specifications. Tenant shall be responsible for all Building Compliance required by the Tenant Improvement Work.

4.3 Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvement Work at all times upon not less than twenty-four (24) hours’ prior notice (except in the case of an emergency), provided however, that Landlord’s failure to inspect the Tenant Improvement Work shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvement Work constitute Landlord’s approval of the same. Should Landlord reasonably disapprove any portion of the Tenant Improvement Work, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or disapproval by Landlord of, the Tenant Improvement Work shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Tenant Improvement Work and such defect, deviation or matter might adversely affect the Building structure or systems, Landlord may take such action as Landlord deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvement Work until such time as the defect, deviation and/or matter is corrected to Landlord’s satisfaction.

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4.4 Additional Services. If, during the course of construction of the Tenant Improvement Work, Landlord provides any additional services or facilities at Tenant’s request (including, but not limited to, hoisting, cleanup or other cleaning services, trash removal, field supervision, security, engineering, or ordering of materials), then Tenant shall pay Landlord for the cost of such services and facilities at Landlord’s standard rates and charges therefor without markup. Landlord shall not have any obligation to provide any of the foregoing services or facilities.

4.5 Notice of Completion. Within ten (10) days after completion of construction of the Tenant Improvement Work, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same as Tenant’s agent for such purpose, at Tenant’s sole cost and expense.

4.6 Completion of Tenant Improvement Work. Tenant shall diligently pursue the completion of construction of the Tenant Improvement Work, in accordance with the approved project schedule provided to Landlord. Upon substantial completion of the Tenant Improvement Work and all “punch list” items to Landlord’s reasonable satisfaction, Tenant will deliver to Landlord all of the following in form and substance reasonably satisfactory to Landlord: (a) a Certificate of Completion duly executed by Tenant’s architect certifying to Landlord that the Tenant Improvement Work is completed in accordance with the Tenant’s Plans; (b) duly executed unconditional lien waivers and such other affidavits, certificates, information, and data as may be requested by Landlord from all Tenant’s Agents performing work on the Premises; (c) copies of all warranties and guaranties relating to the Tenant Improvement Work (which warranties and guaranties shall be assignable to Landlord upon Landlord’s request); (d) final as-built plans and specifications for the Tenant Improvement Work in electronic format; (e) any other Required Deliverables; and (f) such other information and documentation as Landlord may reasonably request to evidence the proper, lien-free completion of the Tenant Improvement Work.

SECTION 5

MISCELLANEOUS

5.1 Electronic Notices and Approvals. Notwithstanding any provision to the contrary contained in the Lease or this Work Letter, Landlord and Tenant may transmit or otherwise deliver any of the notices and/or approvals required under this Work Letter via electronic mail. The foregoing shall not preclude either party from sending any notices or approvals by any of the other means identified under the “Notices” provision of the Lease.

5.2 Time Periods; Approval Process. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

5.3 Tenant’s Default. Notwithstanding any provision to the contrary contained in the Lease or this Work Letter, if any default by Tenant under the Lease, as amended, or this Work Letter shall occur (including, without limitation, any failure by Tenant to timely fund any costs which are Tenant’s responsibility hereunder), then, in addition to all other rights and remedies granted to Landlord pursuant to the Lease, all other obligations of Landlord under the terms of this Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.

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5.4 Tenant’s Representative. Tenant has designated Maya Eberhard (email: mayae@jfrog.com with cc: to danielgo@jfrog.com and bara@jfrog.com) as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.

5.5 Landlord’s Representative. Landlord has designated Janelle Sambueno (jsambueno@google.com) as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

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SCHEDULE 1

1. PRIOR TO START OF CONSTRUCTION OF THE TENANT IMPROVEMENT WORK

1.1. Approved Tenant’s Plans

1.2. Construction Schedule

1.3. Proof of required insurance coverages from all of Tenant's Agents

2. ONGOING DURING CONSTRUCTION

2.1. Construction schedule revisions as they occur

2.2. Work Changes as they occur

2.3. Tenant’s Plans revisions as they occur

3. PRIOR TO RELEASE OF ANY FUNDS RELATED TO TENANT’S WORK

3.1. Formal written request from Tenant’s representative requesting specific amount to be disbursed

3.2. Unconditional mechanic’s lien releases from Tenant’s Contractor and all subcontractors in compliance with applicable laws

3.3. Physical inspection of the Premises by Landlord inspection team

3.4. Landlord’s Standard Close Out Package (with all documents to be delivered in electronic format):

∙ Air Balance Report

∙ O & M Manuals

∙ Final Subcontractor List (complete contact info)

∙ Warranties/Guaranties

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EXHIBIT B

INSURANCE REQUIREMENTS

1. Tenant's Insurance. Tenant shall maintain, at its sole cost and expense, the following coverages in the following amounts.

1.1
Tenant shall maintain commercial general liability insurance covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) arising out of Tenant's operations, and contractual liabilities (covering the performance by Tenant of its indemnity agreements) including a Broad Form endorsement covering the insuring provisions of the Lease and the performance by Tenant of the indemnity obligations set forth in the Lease, as amended, for limits of liability of:

Bodily Injury and Property Damage Liability	$5,000,000 each occurrence $5,000,000 annual aggregate
Personal Injury Liability	$5,000,000 each occurrence $5,000,000 annual aggregate with reasonable deductibles approved by Landlord in writing
1.2
“All Risk” Property Insurance covering (a) all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant's property and equipment in, on or about the Premises or Project installed by, for, or at the expense of Tenant (“Tenant’s Property”), (b) any improvements which exist in the Premises as of the Effective Date (the “Original Improvements”), and (c) all other improvements, alterations and additions to the Premises made by the Tenant. Such insurance shall be for the full replacement cost (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business interruption coverage for a period of one year.
1.3
Worker's Compensation pursuant to all applicable state and local statutes and regulations; and Employer's Liability with a limit of $1,000,000 each occurrence and annual aggregate.
1.4
Business interruption, loss of income and extra expense insurance in amounts sufficient to pay for Tenant's expenses and lost income attributable to perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises as a result of such perils.

2. Form of Policies. The limits of policies of insurance required of Tenant under the Lease shall in no event limit the liability of Tenant under the Lease. Such commercial general liability insurance shall (a) name Landlord, and any other party the Landlord so specifies, as an additional insured, including Landlord's managing agent, if any; (b) specifically cover the liability assumed by Tenant under the Lease, including, but not limited to, Tenant's obligations under Section 1 above; (c) be issued by an insurance company having a rating of not less than A-X in Best's Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of California; (d) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (e) be in form and content reasonably acceptable to Landlord; and (f) provide that said insurance shall not be canceled or reduced unless thirty (30) days' prior written notice shall have been

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given to Landlord and any mortgagee of Landlord. Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Effective Date and at least thirty (30) days before the each anniversary thereof (and Tenant's failure to deliver any such policy, policies or certificates on or before the Effective Date shall not impact or in any way affect Tenant's obligations to pay Rent under the Lease). In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may, at its option, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within five (5) days after delivery to Tenant of bills therefor.

4. Vendor Insurance. Tenant shall obtain and deliver to Landlord, from any contractors, subcontractors, materialmen, supplies, vendors or other service providers (each a “Third Party Contractor”) such Third Party Contractor’s certificates of insurance and applicable endorsements at least seven (7) days prior to the commencement of work or services in or about the Premises by such Third Party Contractor. All such insurance shall (a) name Landlord and any other party Landlord so specifies as an additional insured under such party’s liability policies as required by Section 2 above, (b) provide a waiver of subrogation in favor of Landlord under such Third Party Contractor’s commercial general liability insurance, (c) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any such insurance, and (d) comply with Landlord’s minimum insurance requirements set forth in Section 1 above, as the same may be increased or supplemented as required by Landlord from time to time. In the event of any conflicts between Landlord’s requirements for Third Party Contractors and the terms of Exhibit “D” to the Original Lease, at Landlord’s option, the requirements of Landlord as set forth herein shall control.

4. Landlord’s Insurance. During the Term, Landlord shall maintain the following insurance, together with such other insurance coverage as Landlord, in its sole judgment, may elect to maintain, the premiums of which shall be included in Operating Expenses: (a) Commercial General Liability insurance applicable to the Building on an occurrence basis, a minimum combined single limit of at least $3,000,000.00 and annual aggregate; and (b) All Risk Property Insurance on the Building, excluding land, foundations, footings and underground installations and leasehold improvements, and any tenant improvements, alterations or improvements performed by or on behalf of Tenant.

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EXHIBIT C

SUSTAINABILITY REQUIREMENTS

1. Sustainability Point of Contact

1.1 Landlord and Tenant commit to providing a sustainability point of contact who will act as the central line of communication between Landlord and Tenant regarding sustainability issues. This point of contact will be available to Landlord / Tenant for ongoing dialogue around relevant issues, as well as periodic meetings regarding building sustainability performance.

1.2 Both parties will make a meaningful effort to exchange data related to evaluating sustainable performance of the Premises, the Building and the Project, including but not limited to waste diversion, carbon emissions, occupant commute modes, etc., in order to coordinate improving environmental performance. Each party shall hold the information so received from the other party as confidential except (i) for its limited use to evidence compliance with any sustainability standard or goal or (ii) where under a statutory disclosure obligation. Nothing in this paragraph 1.2 will oblige Landlord to disclose to Tenant environmental performance data received from any other tenant or occupier of the Building or the Project.

1.3 Landlord and Tenant agree that wherever reasonably practicable they will promote and endeavor to improve the Environmental Performance of the Premises, the Building and the Project and agree in good faith to cooperate with each other to identify appropriate strategies for the improvement of the environmental performance of the Premises, the Building and the Project.

2. Building Electrification

Tenant is not permitted to install any fossil fuel fired equipment in the Premises or any part of the Building or the Project as part of the Tenant’s fit out and agrees that no such equipment will be permitted as part of any alterations carried out by Tenant.

3. Metering.

3.1 Tenant must permit Landlord to enter the Premises for purposes in relation to measuring and undertaking environmental surveys and/or meter readings and to prepare reports upon the environmental impact and environmental efficiency of the Premises, the Building and the Project.

4. Refrigerants

4.1 New equipment standards. Tenant will ensure all new refrigerant-containing equipment installed for the duration of the Lease, including any renewals, have a GWP ≤150 ; OPD of 0.

4.2 Refrigerant Management Program Participation. A refrigerant leak detection program will be continually maintained in collaboration with Landlord program. For example, HVAC Services to include visual inspection to detect leaks.

5. Waste, Recycling, and Organics Program Participation

5.1 Tracking, data sharing, and waste audit participation. Tenant will participate in the tracking of total waste generation and diversion stream amounts (including but not limited to landfill waste, mixed recycling, organics, cardboard, secure paper, and e-waste) to effectively understand overall waste

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diversion rates at the Building and the Project. Tenant will ensure that there are no barriers to periodic (typically annual) waste auditing for the Premises, the Building or the Project.

5.2 Maintaining diversion infrastructure, appropriate communications pieces, and training relevant to roles and responsibilities.

(a) Tenant will use best efforts to implement the principles of a circular economy and will maintain appropriate waste diversion containers and infrastructure to facilitate the diversion of materials from landfill. Infrastructure will also include appropriate signage and other communications channels for proper separation of material streams as well as proper training of individuals engaged in waste handling and diversion (e.g. facility or shop managers, any janitorial staff, etc.).

(b) Tenant will actively seek to reduce the amount of packaging waste generated from deliveries through collaboration with their suppliers streams.

(c) Tenant will minimize packaging for customer purchased products and use sustainable packaging means wherever possible (e.g. packaging with a recycled or reusable content). This includes but is not limited to packaging, wrapping, carry bags and take-away food containers.

5.3 Zero waste to landfill shared goal (effective 90% diversion rate): To the extent reasonable, practical, and not cost prohibitive, Tenant will make a meaningful effort to support Landlord’s zero waste goal for the Building and the Project. Any audit recommendations and corrective actions required by Landlord will be considered by Tenant within fifteen (15) days of issue, and if Tenant elects to undertake the same, it will do so within a commercially reasonable period of time.

6. Water Conservation

6.1 Water consumption tracking. Tenant will engage in water consumption tracking and data sharing with Landlord for the purpose of meeting whole Building and Project water efficiency performance and targets.

6.2 Water leak detection participation. A water leak detection program will be continually maintained by Tenant in collaboration with Landlord’s water leak detection program for the Building and/or the Project. Where technically feasible electronic leak detection will be in place together with regular monthly visual inspections.

6.3 High efficiency fixtures/ equipment. Any new water consuming fixtures/ equipment installed at the Premises will comply with national/ regional high efficiency standards, this includes domestic plumbing fixtures, kitchen/ cooking appliances, and other building systems equipment.

6.4 Non-potable water. If technically feasible, non-potable water (either reclaimed onsite or municipally provided) will be used for irrigation, toilet flushing, and/ or process water (e.g. cooling tower water recharge). Tenant will not create barriers to non-potable water infrastructure and use on the Premises, the Building or the Project.

7. Retro-commissioning / Energy Audit

7.1 Tenant will ensure that there are no barriers to Landlord conducting periodic (typically every 3 years) energy or retro-commissioning auditing for Premises, the Building or the Project.

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8. Certification

8.1 Where Landlord has committed to obtaining an existing building sustainability Standard or Certification Scheme (such as LEED, Tenant shall provide support to the extent necessary. Tenant also commits itself - should the Standard or Certification succeed - throughout the Lease Term to participate in any due verification processes and to share any required information to the extent necessary to ensure and maintain the Standard or Certification.

9. Enabling Works

9.1 Landlord and/or its agents may (on giving reasonable prior notice to the Tenant) enter the Premises (with workmen, contractors and necessary equipment) at reasonable times for any of the following purposes:

a) taking reasonable steps to review or measure Tenant’s energy and water use and its waste production or waste management save where up-to-date information in this respect has already been provided to Landlord by Tenant;

b) carrying out works intended to improve the environmental performance of the Building or the Project (provided that such works cause as little disruption as reasonably possible and when complete do not adversely affect the Tenant’s beneficial use and occupation of the Premises).

10. Sustainable Procurement and Works

10.1 Tenant will aim to procure low environmental impact consumables (such as paints, light fittings, flooring, etc.) for Tenant’s initial improvements or any other Alterations carried out by Tenant in the Premises. Where possible, Tenant will procure materials that can be reused, recycled, repurposed, or redirected from landfill.

10.2 Tenant will monitor waste from any works they carry out in the Premises with the aim to minimize waste and maximize diversion of waste from landfill and incineration (i.e. towards recycling and reuse).

10.3 Tenant will use best efforts to use ethical and low environmental impact or “green” and non-toxic cleaning products within the Premises.

11. Light Pollution Reduction Program Participation

11.1 Landlord and Tenant agree to automatically shut off interior and exterior lighting not necessary for safety, building entrances and circulation from 11 pm to 7 am. Lighting will be on motion sensors during that time, or blinds or other barriers can be used to block light escape from the Building.

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